Exhibit 4.2

Loan Agreement
between
The Director of Development
of The State of Ohio
and
First Solar, LLC

Dated
as of
December 1, 2003

(Chapter 166, Ohio Revised Code, Loan Program)

TABLE OF CONTENTS
(The Table of Contents is not a part of this Agreement
and is only for convenience of reference).

i

		Page
Section 6.4	Agreement to Pay Attorneys’ Fees and Expenses	29
Section 6.5	No Additional Waiver Implied by one Waiver	29
Section 6.6.	Waiver of Appraisement, Valuation, Etc.	29

Article VII — Miscellaneous		30
Section 7.1	Termination of Agreement	30
Section 7.2	Notices	30
Section 7.3	Binding Effect	30
Section 7.4	Extent Of Covenants Of The Director; No Personal Liability	30
Section 7.5	Amendments, Changes And Modifications	30
Section 7.6	Execution Counterparts	30
Section 7.7	Severability	30
Section 7.8	Captions	31
Section 7.9	Governing Law	31
Signatures		29

Exhibits:

Exhibit A		A-1
Exhibit B		B-1
Exhibit C		C-1
Exhibit D		D-1
Schedule 1		S-1
 ii

Loan Agreement
     This Loan Agreement made and entered into as of December 1, 2003, by and between the Director of Development (the “Director”) of the State of Ohio (the “State”), acting on behalf of the State, and First Solar, LLC, a limited liability company organized under the laws of the State of Delaware and qualified to do business in the State of Ohio (the “Company”), under the circumstances summarized in the following recitals (the capitalized terms used in the recitals being used therein as defined in Article I hereof):
     A. After making certain determinations pursuant to the Act, the Director is authorized to assist in the financing of an Eligible Project.
     B. The Company has requested that the Director provide financial assistance for the Provision of the Project by providing the State Loan to the Company subject to and in accordance. with the terns of this Loan Agreement.
     C. The Director has determined that the Project constitutes an Eligible Project and that the State Loan to be provided pursuant to this Loan Agreement is appropriate under the Act and will be in furtherance and in implementation of the public policy set forth in the Act.
     D. The State Loan to be provided pursuant to this Loan Agreement has been reviewed and approved by the Development Financing Advisory Council and the Controlling Board, pursuant to the Act.
     NOW, THEREFORE, in consideration of the premises and the representations and agreements hereinafter contained, the Director and the Company agree as follows (provided that any obligation of the Director created by or arising out of this Loan Agreement shall not be a general debt on the part of the Director or the State but shall be payable solely out of the loan payments, revenues and other income, charges and moneys realized from this Loan Agreement):
[Balance of page intentionally left blank]

ARTICLE I
Definitions
     SECTION 1.1. Use of Defined Terms. In addition to the words and terms elsewhere defined in this Loan Agreement or other instruments, the words and terms set forth in Section 1.2 hereof shall have the meanings___therein set forth unless the context or use expressly indicates .a different meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms therein defined.
     SECTION 1.2. Definitions. As used herein:
     “Act” means Chapter 166, Ohio Revised Code, as from time to time amended.
     “Additional Payments” means the additional payments specified in Section 4.3 of this Loan Agreement.
     “Allowable Costs” means “allowable costs” of the Project within the meaning of the Act.
     “Application” means the Application of the Company submitted to the Director requesting assistance under the Act.
     “Agreement” means this Loan Agreement, as from time to time amended or supplemented.
     “Authorized Company Representative” means the person at the time designated to act on behalf of the Company by written certificate furnished to the Director, containing the specimen signature of such person and signed on behalf of the Company by an officer of the Company. Such certificate may designate an alternate or alternates.
     “Closing Date” means December 18, 2003, that being the date of execution and delivery of the Loan Documents.
     “Commitment” means the Commitment Letter between the Director and the Company, dated November 3, 2003.
     “Completion Date” means the date of completion of the Provision of the Project, as certified by the Company pursuant to Section 3.4 hereof.
     “Construction Period” means the period between the beginning of the Provision of the Project or the date on which this Loan Agreement is delivered to the Director, whichever is earlier, and the Completion Date.
     “Controlling Board” means the Controlling Board of the State.
     “Cost Certification” means a certification of the Company, as of a specified date, if requested by the Director or required hereunder, setting forth in reasonable detail the costs incurred, and, if appropriate, to be incurred by the Company in completing the Provision of the Project, including a detail, by category of all Allowable Costs.

     “Development Financing Advisory Council” means the Development Financing Advisory Council of the State.
     “Director” means the officer of the State, appointed pursuant to- Section 121.03 of the Ohio Revised Code, who administers and is the executive head of the Department of Development, the officer who by law performs the functions of that office, and any person acting on behalf of the Director of Development pursuant to any delegation permitted by law.
     “Disbursement Date” means the date or dates proceeds of the State Loan are disbursed from the State to the Company pursuant to Section 3.7 hereof.
     “Disbursement Request Form” Means the Disbursement Request Form attached to this Loan Agreement as Exhibit D.
     “Eligible Project” means an “eligible project” within the meaning of the Act and with respect to the State Loan means the Project.
     “Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream. sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental Complaint” has the meaning set forth in Section 4.6(d) hereof.
     “Environmental Law” means any federal, state, local municipal, foreign, international, multinational, or other constitutions, laws, ordinances, principles of common law, regulations, statutes or treaties designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the Environment or public health and safety.
     “Event of Default” means any of the events described as an Event of Default in Section 6.1 hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.
     “Final Cost Certification” means the Cost Certification dated as of the Completion Date.
     “Financing Approval Documents” means, with respect to this Loan Agreement, the Recommendation of the Director to the Development Financing Advisory Council dated September 29, 2003, the Resolution of the. Development Financing Advisory___Council dated September 29, 2003, and the Approval of the Controlling Board dated November 3, 2003.
     “Force Majeure” means, without limitation:
          (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; order or restraints of any kind of the government of the United States or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; nuclear accidents; lightning; earthquakes; fires, hurricanes; tornadoes; storms, droughts; floods; arrests; restraint of government and people; explosions, breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or
          (ii) any cause, circumstances or event not reasonably within the control of the Company.
     “Governing Instruments” means the Articles of Organization and Operating Agreement of the Company.
     “Governmental Authority” means, collectively, the State, any political subdivision thereof, any municipality, and any agency, department, commission, board or bureau of any of the foregoing having jurisdiction over the Project.
     “Hazardous Discharge” has the meaning set forth in 4.6(d) hereof.
     “Hazardous Substance” means a hazardous substance as defined under the Comprehensive Emergency Response Compensation and Liability Act of 1980, 42 U.S.C. §9601, as from time to time amended.
     “Hazardous Waste” means a hazardous waste as, defined under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, as from time to time amended.
     “Indebtedness” means all obligations for money borrowed and obligations for the payment of money in respect of purchase contracts or capitalized leases (but not including trade accounts payable and accrued expenses incurred in the ordinary course of business) and any other obligation for payment of principal and interest with respect to money borrowed, incurred or assumed by the Company.
     “Interest Rate For Advances” means a rate per annum which is one percent in excess of the Prime Rate, with each change in such rate automatically and immediately changing the Interest Rate for Advances.
     “Loan Agreement” means this Loan Agreement, as from time to time amended or supplemented.
     “Loan Documents” means, collectively, this Loan Agreement, the Note and the Security Documents delivered to or required by the Director to evidence or secure the State Loan, each as from time to time amended or supplemented.
     “Loan Term” or “Term” means the period commencing upon the date of this Loan Agreement and ending on the date which all obligations of the Company hereunder have been paid.
     “Market Conditions” means those conditions determined by the Director, with advice from the Federal Reserve Bank of Cleveland, the Director shall consider the following:
     1. Two consecutive quarters of decline in manufacturing employment in the State as a whole or when possible by relevant manufacturing sector (employment figures will be those reported by the Ohio Bureau of Employment Services);

     2. A decline, as a whole or by relevant sector, in twelve (12) of the last thirty-six (36) months as detailed in the Federal Reserve’s national industrial production index.
     3. A decline within the relevant sector of Standard and Poor’s “Industrial Outlook”.
     “Net Proceeds,” when used with respect to any insurance or condemnation award, means the gross proceeds from the insurance or condemnation award with respect to which that term is used remaining after payment of all expenses incurred in the collection of such gross proceeds.
     “Note” means the cognovit promissory note, in the form attached hereto as Exhibit A, evidencing the obligation of the Company to repay the State Loan.
     “Notice Address” means:

(a)	As to the Director:	Department of Development
Economic Development Finance Division
P. O. Box 1001
28th Floor, 77 South High Street
Columbus, Ohio 43216-1001
Attn: Office of Financial Incentives

	With a copy to:	Calfee, Halter & Griswold LLP
21 East State Street
1650 Fifth Third Center
Columbus, Ohio 43215
Attn: Kristopher L. Wahlers, Esq.

(b)	As to the Company:	First Solar, LLC
28101 Cedar Park Blvd.
Perrysburg, Ohio 43551
Attention: Mike Seagraves

	With a copy to:	Marshall & Melhorn, LLC
Four Seagate — Eighth Floor
Toledo, Ohio 43604
Attention: Mark Rose, Esq.
or such additional or different address, notice of which is given under Section 10.3 hereof.
     “Permitted Encumbrances” means any items defined as Permitted Encumbrances in either this Agreement or the Security Agreement.
     “Petroleum” means petroleum as defined under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, as from time to time amended.
     “Plans and Specifications” means the plans and specifications or other appropriate documents, including equipment lists, describing and the Eligible Project prepared by or at the direction of the Company.

     “Prime Rate” shall mean the highest “prime rate” as published daily in The Wall Street Journal under the heading “Money Rate”. The Prime Rate in effect at any time will change each time and as of the date that a new Prime Rate is published. In the event such Prime Rate is discontinued, the Director shall substitute an index determined by the Director to be comparable, in its reasonable discretion.
     “Project” means the Project Equipment, constituting an Eligible Project.
     “Project Equipment” means the equipment, machinery and other personal property described in Exhibit B attached hereto.
     “Project Purposes” means the Provision of Project equipment at the Project Site for use in the manufacture of full sized thin film solar modules for the conversion of sunlight into electricity.
     “Project Site” means the real property described in Exhibit C attached hereto.
     “Provision” means, as applicable, the acquiring, installing or equipping of the Project.
     “Required Equity Contribution” means the sum of Ten Million Dollars ($10,000,000) in cash and other collateral to be provided by the Company to pay a portion of the Allowable Costs of the Project.
     “Security Agreement” means the Security Agreement of even date herewith, between the Company and the Director, pursuant to which the Company grants a security interest in the Project and assigns any rents and leases derived therefrom to the Director to secure repayment of the State Loan, as from time to time amended or supplemented.
     “Security Documents” means the Security Agreement and the UCC Financing Statement and all amendments thereto, continuations thereof, or substitutions therefor.
     “State” means the State of Ohio.
     “State Loan” means the loan by the Director to the Company in the form of the loan pursuant to Section 166.07 of the Act in the total sum of the State Loan Amount, to be disbursed pursuant to Section 3.3 and Section 3.7 hereof.
     “State Loan Amount” means the lesser of Five Million Dollars ($5,000,000) or fifty percent (50%) of the total Allowable Costs of the Project, as determined by the Director in the Director’s sole discretion pursuant to this Loan Agreement.
     “Term” means the period commencing upon the date of this Loan Agreement and ending on the date on which all obligations of the Company hereunder have been paid.
     “Toxic Chemical” means and includes any material present on the Project site which has been shown to have significant adverse effect on human health or which is subject to regulation under the toxic Substances Control Act (TSCA), 15 U.S.C. §§2601, et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances or that constitutes “toxic chemicals” as defined under Title III of the Superfund Amendments and Reauthorization Act of 1986 (also cited as the Emergency Planning and Community Right-to-Know Act) 42 U.S.C. §11001, as from time to time amended. “Toxic

Substance” includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs) and lead based paints.
     “UCC Financing Statements” means all financing statements filed to perfect security interests created under the Security Agreement.
     SECTION 1.3. Certain Words and References. Any reference herein to the Director shall include those succeeding to the Director’s functions, duties or responsibilities pursuant to or by operation of law or lawfully performing such functions. Any reference to a section or provision of the Constitution of the State or to the Act or to a section, provision or chapter of the Ohio Revised Code shall include such section, provision or chapter as from time to time amended, modified, revised, supplemented or superseded, provided that no such amendment, modification, supplementation, revision or supersession shall alter the obligation of the Company to pay all the amounts payable hereunder on the terms provided herein. All references to “generally accepted accounting principles” shall have the meaning set forth in Statement on Auditing Standards No. 69 or any predecessor or successor pronouncement of the American Institute of Certified Public Accountants in effect for any applicable fiscal period.
     The terms “hereof,” “hereby,” “herein,” “hereto,” “hereunder” and similar terms refer to this Loan Agreement; and the term “heretofore” means before, and the term “hereafter” means after, the date of delivery of this Loan Agreement Words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender.
(End of Article I)

ARTICLE II
Determination and Representations
     SECTION 2.1. Determinations of the Director. Pursuant to the Act and on the basis of the representations and other information provided by the .Company, the Director has heretofore made certain determinations, including without limitation those set forth in the Financing Approval Documents, which are hereby confirmed and the Director hereby determines that the financial assistance to be provided by the State pursuant to this Loan Agreement will conform to the requirements of the Act, including Sections 166.07 thereof, and will further implement the purposes of the Act by creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.
     SECTION 2.2. Representations, Warranties and Agreements of the Company. The Company hereby represents and warrants that:
     (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State, and has all requisite power, corporate or otherwise, to conduct its business, as presently conducted, to own, or hold under lease, its assets and properties and is duly qualified to do business in all other jurisdictions in which it owns property, except where the failure to so qualify would not impair the ability the Company to perform any of its obligations under the Loan Documents or would not materially adversely affect the financial condition of the Company, and will remain so qualified and in good standing during the Loan Term.
     (b) The Company has full power and authority to execute, deliver and perform this Agreement and the Loan Documents to which it is a party and to enter into and carry out the transactions contemplated hereby and thereby. Such execution, delivery and performance do not, and will not, violate any provision of law applicable to the Company or the Governing Instruments of the Company, and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Company is a party or by which it or any property or assets of the Company is or may be bound. The Loan Documents to which the Company is a party have, by proper action, been duly authorized, executed and delivered and all necessary actions have been taken in order for the Loan Documents to constitute legal, valid and binding obligations of the Company.
     (c) The provision of financial assistance pursuant to the Financing Approval Documents and this Loan Agreement induced the Company to provide the Project, thereby creating new jobs and employment opportunities and preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.
     (d) The Provision of the Project will be completed by the Company, and the Project will be operated and maintained by the Company in the Perrysburg Township and in the County of Wood, Ohio, in such a manner as to conform with all applicable Environmental Laws and zoning, planning, building and other governmental regulations imposed by any Governmental Authority and as to be consistent with the purposes of the Act.
     (e) The Company presently intends that the Project will be used and operated in a manner consistent with the Project Purposes in the Perrysburg Township and in the County of Wood, Ohio until the end of the Loan Term, and the Company knows of no reason why the Project will not be so operated.

     (f) There are no actions, suits or proceedings pending or threatened against or affecting the Company or the Project, which, if adversely determined, would individually or in the aggregate materially impair the ability the Company to perform any of its obligations under the Loan Documents or materially adversely affect the financial condition of the Company.
     (g) The Company is not in default under any of the Loan Documents or in the payment of any indebtedness for borrowed money or under any agreement or instrument evidencing any such indebtedness, and no event has occurred which by notice, the passage or both would constitute any such event of default.
     (h) The Project Site is zoned by the Perrysburg Township in the County of Wood, Ohio under zoning regulations which permit the Provision of the Project thereon and the operation of the Company’s business thereon; and all utilities, including water, storm and sanitary sewer, gas, electric and telephone, and rights of access to public ways are available or will be provided to the Project Site in sufficient locations and capacities to meet the requirements of operating the Project and of any applicable Governmental Authority.
     (i) The Company has not made any contract or arrangement of any kind, other than Loan Documents, which has given rise to, or the performance of which by the other party thereto would give rise to, a lien or claim of lien on the Project or other collateral covered by the Loan Documents, except the Permitted Encumbrances.
     (j) No representation or warranty made by the Company contained in any of the Financing Approval Documents or the Loan Documents, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Director by or on behalf of the Company including, without limitation, the Application, contains any untrue statement of a material fact, or omits to state a fact necessary to make the statements contained herein or therein not misleading.
     (k) All proceeds of the State Loan shall be used for the payment of Allowable Costs relating to Provision of the. Project. No part of any such proceeds shall be knowingly paid to or retained by the Company or any partner, manager, member, officer, shareholder, director or employee of the Company as a fee, kick-back or consideration of any type. The Company has no identity of interest with any supplier, contractor, architect, subcontractor, laborer or materialman performing work or services or supplying materials in connection with the Provision of the Project.
     (l) The Company shall provide the Required. Equity Contribution by the Completion Date.
     (m) To the best knowledge of the Company, no Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum has been discharged, dispersed, released, stored or treated at the Project Site, except in compliance with Environmental Laws. No Hazardous Waste, Toxic Chemical or Petroleum will be discharged, dispersed, released, stored or treated at the Project Site, except in compliance with Environmental Laws. To the best knowledge of the Company, no asbestos or asbestos-containing materials have been or will be installed, used or incorporated into any buildings, structures, additions, improvements, facilities, fixtures or installations at the Project Site, or disposed of on or otherwise released at or from the Project Site. To the best knowledge of the Company, no underground storage tanks are located at the Project Site. No investigation, administrative order, consent order and agreement, litigation or settlement under any Environmental Law with respect to any Hazardous Substance, Hazardous Waste, Toxic

Chemical, Petroleum, asbestos or asbestos-containing material is proposed, in existence, or, to the best knowledge of the Company, threatened or anticipated with respect to the Eligible Project. The Eligible Project is in compliance with all applicable Environmental Laws and Company has not received any notice from any entity, governmental body, or individual claiming any violation of, or requiring compliance with any Environmental Law. The Company has not received any request for information, notice of claim, demand or other notification that the Company may be responsible for a threatened or actual release of any Toxic Chemical, Hazardous Substance, Hazardous Waste, Petroleum, asbestos or asbestos-containing material or for any damage to the environment or to natural resources. No “clean-up” of the Project Site has occurred pursuant to any applicable Environmental Laws which would give rise to (i) liability on the part of any person, entity, or association to reimburse any governmental entity for the costs of any such “clean-up,” or (ii) a lien or encumbrance on the Project or the Project Site.
     (n) Upon completion of the Provision of the Project, the Company will have good and marketable title to the Project, subject in all cases to no lien, charge, condition, restriction, encumbrance, easement or agreement, including, without limitation, parking agreements, encroachment agreements, access easements, service agreements, real estate tax abatement agreements or other similar agreements affecting the Eligible Project, except as created by or otherwise permitted by the Loan Documents.
     SECTION 2.3. Miscellaneous Information Regarding the Company. The Company hereby represents and warrants:
     (a) The principal place of the affairs of the Company and the office where the Company’s chief executive offices and accounting offices are located is set forth on Schedule 1 attached hereto.
     (b) The Company’s registered office is at the location set forth on Schedule 1 attached hereto.
     (c) All of the Project is at the location set forth on Schedule 1 attached hereto.
     (d) All other locations of registered offices, agents, other offices and places of the Company’s affairs during the five (5) years prior to the date hereof are set forth on Schedule 1 attached hereto.
     (e) All trade names, assumed names, fictitious names and other names used by the Company during the five (5). years prior to the date hereto are set forth on Schedule 1 attached hereto.
     (f) The state, province or other jurisdiction of incorporation or other organization of the Company, the name of the Company as it appears in official filings in the state or jurisdiction of its incorporation, the type of entity that the Company is (e.g., corporation, partnership, limited partnership, limited liability company or other type), and the taxpayer identification number and organizational identification number issued by the jurisdiction of incorporation of the Company (or a statement that no such number has been issued) are set forth on Schedule I .
     (g) The Company has authorized financing statements, containing sufficient legal descriptions of the Collateral (as defined in the Security. Agreement) and otherwise in form and substance sufficient for filing in every governmental, municipal or other office in every jurisdiction necessary to perfect the Director’s security interest in the Collateral (as defined in the Security Agreement).
(End of Article II)

ARTICLE III
Loan, Provision of the Project and Conditions to Disbursement
     SECTION 3.1. State Loan. On the terms and conditions of this Loan Agreement and Financing Approval Documents, the Director shall lend to the Company the State Loan Amount to assist in the financing of the Project. The State Loan shall be evidenced by this Loan Agreement and the Note and secured by the Security Documents and other Loan Documents, as applicable. Those instruments and documents shall be executed by the Company and all other parties, as applicable and delivered by the Company to the Director on the Closing Date, concurrently with the execution and delivery of this Loan Agreement and the delivery of all other documents and the satisfaction of all other closing conditions required by this Loan Agreement and the Commitment. The State Loan shall be disbursed by the State to the Company upon the satisfaction of the conditions set forth in Section 3.6 hereof and in accordance with Section 3.7. hereof. The State Loan shall be disbursed by the State to Company only from, and only to the extent that, on the applicable Disbursement Date funds not heretofore committed are available to make the Loan from moneys in, the “Facilities Establishment Fund” created by the Act and as defined in the Act.
     The terms of repayment of the State Loan shall be as set forth in the Note and the Company shall make all payments required to be made under the Note as and when due.
     SECTION 3.2. Provision of the Project. The Company (a) has commenced or shall promptly hereafter cause the Provision of the Project in accordance with the Plans and Specifications, (b) shall pay all expenses incurred in the Provision of the Project from funds made available therefor in accordance with this. Loan Agreement or otherwise, and (c) shall demand, sue for, levy and recover all sums of money and debts which may be due and payable under the terms of any contract, order, receipt, guaranty, warranty, written or instruction in connection with the Provision of the Project and will enforce the terms of any contract, agreement, obligation, bond or other performance security with respect thereto.
     The Company hereby agrees that all wages paid to laborers and mechanics employed on the Provision of the Project shall be paid, as and if required by Chapter 4115 of the Ohio Revised Code, at the prevailing rates of wages of laborers and mechanics for the classes of work called for by the Project, which wages shall be determined in accordance with the requirements of Chapter 4115 of the Ohio Revised Code for determination of prevailing wage rates; provided, that if the Company undertakes, as part of the Project, work to be performed by the Company’s regular bargaining unit employees who are covered under collective bargaining agreements, which were in existence prior to the date of this Loan Agreement, the rate of pay provided under the applicable collective bargaining agreement may be paid to such employees. The Director acknowledges and agrees that the Company does not expect that the nature of the Project will require the payment of prevailing wages.
     SECTION 3.3. Establishment of Completion Date. The Completion Date shall occur not later than June 30, 2005, and shall be evidenced to the Director by a certificate signed by the Authorized Company Representative stating (i) the Completion Date, (ii) that Provision of the Project has been completed and all labor, services, materials and supplies used in Provision of the Project have been paid for, (iii) all other facilities necessary in connection with the Project have been constructed, acquired and installed in accordance with the plans and specifications therefor and all costs and expenses incurred in connection therewith have been paid; provided that if any part of the construction or installation does not conform to such regulation, the certificate shall describe any such non-conformities and the actions being taken to remedy them, and (iv) all materially significant disputes, controversies or claims arising out of or in connection with the Provision of the Project have been resolved, satisfied or paid in full, as the case may be, except as otherwise disclosed in the certificate. Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being. The Company shall also deliver to the Director a Final Cost Certification.
     SECTION 3.4. Company Required to Pay Costs in Event State Loan Proceeds Insufficient. In the event the proceeds of the State Loan are not sufficient to pay the portion of the Allowable Costs contemplated by this Loan Agreement to be paid therefrom or if any other costs of the Project remain unpaid, the Company shall, nonetheless and irrespective of the cause of the insufficiency, for the benefit of the Director, complete the Provision of the Project and pay all costs of such completion in full. The Director does not make any warranty, either express or implied, that the proceeds of the State Loan available for payment of the Allowable Costs of the Project will be sufficient to pay the portion of the Allowable Costs contemplated to be paid therefrom. The Company agrees that if after exhaustion of proceeds of the State Loan and the Company should pay any portion of the said costs of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Director, nor shall it be entitled to any diminution in or postponement of the loan payments payable under the Note. The Company shall also pay all costs incident to the State Loan, including insurance premiums and escrow fees. The Company shall defend, indemnify and hold the Director and any officials, employees, agents or representatives of the Director or the State harmless against any and all loss, cost, expense, claims or actions arising out of or connected with the execution and delivery of the Loan Documents and the preparation of documents relating to the disbursement of the State Loan, including all aforementioned costs and expenses, regardless of whether or not the disbursement of the State Loan shall actually occur. The provisions of this Section shall survive the termination of this Loan Agreement.
     SECTION 3.5. Plans and Specifications; Inspections. At the Director’s option, the Director may designate an employee or officer of the State or may retain, at the Company’s expense, an architect, engineer, appraiser or other consultant for the purpose of approving the Plans and Specifications, verifying costs and performing inspections of the Project as Provision of the Project progresses or reviewing any construction contracts and payment or performance bonds or. other forms of assurance of completion of the Project. Such inspections, reviews or approvals shall not impose any responsibility or liability of any nature upon the Director, the State or officers, employees, agents, representatives or designees of the Director or the State, or, without limitation, make or cause to be made any warranty or representation as to the adequacy or safety of the structures or any of their component parts or any other physical condition or feature pertaining to the Project. The Company shall, at the request of the Director, make periodic reports (including, if required, submission of updated Cost Certifications as requested by the Director) to the Director concerning the status of completion and the expenditures for costs in respect thereof.
     The Company may revise the Plans and Specifications from time to time; provided, that no revision shall be made (a) which would change the Project Purposes to purposes other than those permitted by the Act, (b) without obtaining, to the extent required by law, the approval of any applicable Governmental Authority, and (c) without the written approval of the Director if such revision would change the amounts set forth in the most recently furnished Cost Certification. In any event, all revisions to the Plans and Specifications shall be promptly filed with the Director, upon request. The Company shall complete the Provision of the Project in accordance with the Plans and Specifications.

     SECTION 3.6. Conditions to Disbursement of the State Loan. The initial disbursement by the State to the Company of the State Loan shall occur only at such time as the Director shall have received the all of the following:
     (a) this Loan Agreement, duly executed;
     (b) duly executed and recorded Security Documents;
     (c) a duly executed Power of Attorney to effect wire transfers, if applicable;
     (d) evidence of the Required Equity Contribution (to the extent required under Sections 3.6(m) and 3.7 hereof) in the form of the collateral and Allowable Costs described in Sections 3.6(m) and 3.7 hereof;
     (e) certification by the Company, that (i) the representations and warranties of the Company made in the Financing Approval Documents and Loan Documents remain true, accurate and complete as of the date of such disbursement in all material respects, (ii) no default or event which, by notice, the passage of time or otherwise, would constitute a default, exists under the Loan Documents, (iii) that the value of the Project is, or upon completion will be, equal to or greater than the total amount of money expended in the Provision of the Project, and (iv) the aggregate amount of the State Loan to be disbursed will not exceed fifty percent (50%) of the total Allowable Costs of the Project;
     (f) evidence of the liability and property insurance required by the Loan Documents;
     (g) certification by the Company that the Plans and Specifications, any construction contracts for the Project, and any payment or performance bonds or other forms of assurance of completion of the Project are available for review in accordance with Section 3.5 of the Loan Agreement;
     (h) Certificates of Good Standing of the Company from the Secretary of State of the State and the Secretary of State of Delaware, dated within thirty (30) days prior to the date of such disbursement (and telephonic confirmation on the date of such disbursement);
     (i) certified copies of the resolutions of the Company authorizing execution and delivery of all documents with respect to the State Loan and performance thereunder;
     (j) copies, certified by the Company, to be true, correct and complete, of the Governing Instruments of the Company;
     (k) all licenses and permits required by any Governmental Authority;
     (l) an opinion of counsel to the Company, which sets forth substantially the following:
          (i) The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, is qualified to do business in the State and has all requisite power to conduct its business and to own, or hold under lease, its property;

          (ii) The Company has full power and authority to execute and deliver the Loan Documents to which it is a party;
          (iii) The Company has duly authorized the taking of any and all actions necessary to carry out and give effect to the transactions contemplated to be performed on the part of the Company under the Loan Documents;
          (iv) Each of the Loan Documents to which the Company is a party has been duly authorized, executed and delivered by the Company, and is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other similar laws or equitable principles affecting creditors’ rights generally;
          (v) The execution and delivery of each of the Loan Documents to which the Company is a party and the performance by the Company of the actions required of the Company thereby and the consummation of the transactions contemplated therein do not and will not conflict with or violate any provisions of the Company’s Governing Instruments, or, to the knowledge of such counsel, constitute a default under, conflict with or violation of any judgment, decree, indenture, mortgage, deed of trust, lease, guaranty, agreement or other instrument to which the Company is a party or by which the Company is bound, or, to the knowledge of such counsel, conflict with or violate any provisions of law, administrative regulation, or court order or consent decree;
          (vi) To the knowledge of such counsel, there is no action, temporary restraining order, injunction, suit, proceeding or inquiry before or by any judicial or administrative court or agency, pending or threatened against or affecting, or involving the properties, securities or business of the Company;
          (vii) The Company has obtained any and all requisite governmental consents, permits, licenses and approvals necessary for the Company to enter into, execute and deliver the Loan Documents and, to the knowledge of such counsel, to perform the Company’s obligations thereunder;
     (m) Prior to the initial Disbursement Date, the Director shall have a perfected, first priority lien on equipment of the Company, which equipment shall be valued at not less than Five Million Eight Hundred Thousand Dollars ($5,800,000) and not including equipment of the Company comprising any portion of the Project.
     SECTION 3.7. Disbursement of the State Loan. Each disbursement of the State Loan shall be made only, upon (A) the written direction of the Authorized Company Representative, in the form of the Disbursement Request Form attached hereto as Exhibit D, who shall certify with respect to each such payment; (i) that each item for which payment is requested is an Allowable Cost properly payable in accordance with the terms and conditions of this Loan Agreement and none of the items for which the payment is proposed to be made has formed the basis for any disbursement theretofore under this Loan Agreement, and (ii) that each item for which payment is proposed to be made is or was necessary in connection with the Project, (B) evidence, satisfactory to the Director, of the amount of each item for which payment is requested, and (C) the written approval of the Director. The Company shall be reimbursed $1.00 for every $2.00 of the Project it provides. The Director shall not be required to approve any request for disbursement of the proceeds of the State Loan unless (a) the Company has complied with all of the terms and conditions to disbursement set forth in this Loan Agreement and (b) there shall not have occurred more than five (5) disbursements of the State Loan under. this Loan Agreement. The Director shall have no obligation to make any disbursement for Allowable Costs unless the amount payable to the Company in connection with the Company’s request would equal or exceed the lesser of $1,000,000 or the then-remaining balance available for disbursement. For purposes of reimbursement of Allowable Costs, Allowable Costs with respect to the Project may be deemed incurred when made or at the option of the Company; when the Project or portion thereof is delivered.
(End of Article Ill)

ARTICLE IV
Maintenance, Taxes and Insurance
     SECTION 4.1. Maintenance and Modifications of Project by the Company. The Company agrees that during the term of this Agreement it will keep the Project including all appurtenances thereto and the equipment and machinery therein in good condition and repair at the Company’s own cost.
     The Company shall have the privilege of remodeling or making additions, modifications or improvements to the Project from time to time as it, in the Company’s discretion, may deem to be desirable for its uses and purposes; provided, the Project is still used for the Project Purposes upon completion of remodeling, additions, modifications or improvements. The cost of such remodeling, additions, modifications and improvements shall be paid by the Company.
     SECTION 4.2. Removal of Project. The Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project. The Company shall have the privilege from time to time of substituting property for any portion of the Project; provided that the property so substituted shall be of a value not less than the value of the portion of the Project replaced and shall not make the Project unsuitable for the Project Purposes. Any such substitute property shall become part of the Project for purposes of this Loan Agreement.
     SECTION 4.3. Indemnification by the Company. The Company shall indemnify and hold the Director and the Treasurer (including any employee thereof) (collectively, the “Indemnified Parties”) harmless against any and all claims, asserted by or on behalf of any person, firm or corporation, private or public, arising or resulting from, or in any way connected with (i) financing, acquisition, construction, installation, operation, use or maintenance of the Project (including, but not limited to, claims relating to compliance with Chapter 4115, Ohio Revised Code), (ii) any act, failure to act or misrepresentation by any person, firm, corporation or Governmental Authority in connection with State Loan and (iii) any act, failure to act or misrepresentation by the Company. or any other Indemnified Party in. connection with, or in the performance of any obligation related to the State Loan or this Loan Agreement, including. all liabilities, costs and expenses, including reasonable counsel fees, incurred in any action or proceeding brought by reason of any such claim. In the event any action or proceeding is brought against any Indemnified Party by reason of any such claim, such Indemnified Party will promptly give written notice thereof to the Company. In case such notice shall be so given, the Company shall be entitled-to participate at its own expense in the defense or, if it so elects, to assume at its own expense the defense of such claim, suit, action or proceeding, in which event such defense shall be conducted by counsel chosen by the Company and reasonably satisfactory to such Indemnified Party against whom such action or proceeding is pending; but if the Company shall elect not to assume such defense, it shall reimburse such Indemnified Party for the reasonable fees and expenses of any counsel retained by such Indemnified Party. If at any time the Indemnified Party becomes dissatisfied with the selection of counsel by the Company, a new mutually agreeable counsel shall be retained at the expense of the Company. Each Indemnified Party agrees that the Company shall have the sole right to compromise, settle or conclude any claim, suit, action or proceeding against any of the Indemnified Parties. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ counsel in any such action at itsown expense; and provided further that such Indemnified Party shall have the right to employ counsel in any such action and the fees and expenses of such counsel shall be at the expense of the Company if: (i) the employment of counsel by such Indemnified Party has been authorized by the Company, (ii) there reasonably appears that there is a conflict of interest between the Company and the Indemnified Party in the conduct of the defense of such action (in which case the Company shall not have the right to direct the defense of such action on behalf of the Indemnified Party) or (iii) the Company shall not in fact have employed counsel to assume the defense of such action. The Company shall also indemnify the Indemnified Parties from and against all costs and expenses, including reasonable counsel fees, lawfully incurred in enforcing any obligations of the Company under this Loan Agreement. Anything herein to the contrary notwithstanding, the foregoing agreements by the Company to indemnify any Indemnified Party shall not apply to grossly negligent acts or acts of willful misconduct on the part of such Indemnified Party. The Company shall not be liable for any settlement of any action or claim effected without its consent. The obligations of the Company under this Section shall survive the termination of this Loan. Agreement and shall be in addition to any other rights, including without limitation, rights to indemnity which any Indemnified Party may have at law, in equity, by contract or otherwise.
     SECTION 4.4. Taxes, Other Governmental Charges and Utility Charges. The Company shall pay, as the same respectively become due, all taxes, assessments, whether general or special, and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project (including, without limiting the generality of the foregoing, any taxes levied upon or with respect to the receipts, income or profits of the Director from the Project which, if not paid, may become or be made a lien on the Project or a charge on the revenues and receipts therefrom), and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project.
     SECTION 4.5. Advances. In the event the Company shall fail to maintain or cause to be maintained the full insurance coverage required by the Security Agreement or shall fail to keep the Project in good repair and operating condition, the Director may (but shall be under no obligation to) take out the required policies of insurance and pay the premiums on the same or may make such repairs or replacements as are necessary and provide for payment thereof; and all amounts so advanced therefor by the Director shall become an additional obligation of the Company to the Director, which amounts, together with interest thereon at the Interest Rate for Advances from the date thereof, each of which the Company agrees to pay on demand.
     SECTION 4.6. Environmental Matters. Throughout the Term of this Agreement, the Company agrees that Company shall:
     (a)(i) ensure that the Project Site remains in material compliance with all applicable Environmental Laws; and (ii) shall not place or permit to be placed any asbestos or asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum on the Project Site, in compliance with applicable law or appropriate Governmental Authorities;
     (b) maintain a system to assure and monitor continued material compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance;
     (c)(i) employ in connection with the Company’s use. of the Project Site appropriate technology necessary to maintain material compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Project Site only at facilities and with carriers that maintain valid permits to the extent required by law under any applicable Environmental Laws; and (iii) use the Company’s best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal

facilities or operators employed by the Company in connection with the      transport or disposal of any Hazardous Waste generated at the Project Site;
     (d) in the event the Company obtains, gives or receives notice of any release or threat of release of a “reportable quantity” (as defined in applicable Environmental Laws) of any asbestos or asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum at the Project Site (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of material violation, request for information or notification that the Company is potentially responsible for investigation or cleanup of environmental conditions at. the Project Site, demand letter or complaint, order, citation or other written notice with regard to any Hazardous Discharge or material violation of Environmental Laws affecting the Project Site or the Company’s or the Director’s respective interests therein (any of the foregoing being hereinafter referred to as an “Environmental Complaint”) from any person or entity, including the Ohio Environmental Protection Agency or the United States. Environmental Protection Agency (any such person or entity being hereinafter referred to as the “Authority”), the Company shall within ten (10) business days give written notice of the same to the Director detailing the facts and circumstances of which the Company is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided solely to allow the Director to protect its interests in the Project Site and is not intended to create, nor shall it create, any obligation, responsibility or liability on the part of the Director with respect thereto;
     (e) promptly forward to the Director copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup within the State of any asbestos or asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum at any other site within the State owned, operated or used by the Company to dispose of any asbestos or asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum and shall continue to forward copies of correspondence between the Company and the Authority regarding such claims to the Director until the claim is settled. The Company shall promptly forward to the Director copies of all documents and reports concerning a Hazardous Discharge at the Project Site that the Company is required to file under any Environmental Laws. Such information is to be provided solely to allow the Director to protect its interests in the Project Site and is not intended to create nor shall it create any obligation, responsibility or liability on the part of the Director with respect thereto;
     (f) respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any person and to avoid subjecting the Project Site to any lien. If the Company shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or the Company shall fail to comply with any of the requirements of any Environmental Laws, the Director may, but without the obligation to do so, for the sole purpose of protecting its interests in the Project Site and after giving ten (10) days’ advance notice to the Company: (A) give such notices or (B) enter onto the Project Site (or authorize third parties to enter onto the Project Site) and take such actions as the Director (or such third parties as directed by the Director) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by the Director (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Interest Rate for Advances shall be paid upon demand by the

Company and until paid shall be added to and become a part of the indebtedness created by the terms of this Loan Agreement;
     (g) promptly upon the written request of the Director, in the event that the Director has reason to believe that a Hazardous Discharge has occurred at the Project Site, from time to time, provide to the Director, at the Company’s expense, an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of the Director, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal to the extent required by applicable Environmental Laws of any asbestos, asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical, Petroleum found on, under, at or within the Project Site. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to the Director. If such estimates, individually or in the aggregate, exceed $100,000, the Director shall have the right to require the Company to post a bond, letter of credit or other security reasonably satisfactory to the Director to secure payment of these costs and expenses. In the alternative, in the event that the Director has reason to believe that a Hazardous Discharge has occurred at the Project Site, the Director may retain, at the Company’s expense, an independent consultant to perform an overall environmental assessment and to prepare a report certifying that (a) the Project Site is not being used for, or threatened by, nor has ever been used for, or threatened by, the use, generation, treatment, storage or disposal of any asbestos or asbestos-containing material, petroleum or any hazardous or toxic chemical, material, substance or waste to which exposure is prohibited, limited or regulated by any Environmental Laws or which, even if not so regulated, is known to pose a hazard to the health or safety of the occupants of the Project Site or of property adjacent thereto, (b) if the Project Site has ever been used for or threatened by any such condition, the condition has been fully remediated in compliance with all Environmental Laws and, (c) the Company’s environmental management practices are in compliance with all Environmental Laws. Such overall environmental assessment may be done in three phases. The Company represents and warrants that the Company has the authority to grant, and hereby does grant, to the Director, the Director’s agents, representatives, employees, consultants and contractors the right to enter the Project Site and to perform such acts as are necessary to conduct such assessment.
     (h) defend and indemnify the Director and hold the Director harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees (“Losses”) suffered-or incurred by the Director under or on account of any Environmental Laws, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any asbestos, asbestos-containing materials, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum affecting any of the Project Site, whether or not the same originates or emerges from the Project Site or any contiguous real estate, including any loss of value of the Project Site as a result of the foregoing.
     The Company’s obligations under this Section shall arise upon the discovery of the presence of any asbestos, asbestos-containing material, Hazardous Chemical, Hazardous Waste, Toxic Chemical or Petroleum at the Project Site, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any asbestos, asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Substance or Petroleum. The Company’s obligation and the indemnifications hereunder shall survive the termination of this Loan Agreement.
[Remainder of this page intentionally left blank.]

(End of Article IV)

ARTICLE V
Special Covenants
     SECTION 5.1. No Warranty of Condition or Suitability. The Director does not make any warranty, either express or implied, as to the condition, workmanship, merchantability or capacity of the Project or any part thereof or as to its or any part’s suitability or operation for the Project Purposes.
     SECTION 5.2. Right of Access to the Project. The Company agrees that the Director and any of the Director’s duly authorized agents shall have the right at all reasonable times to enter upon the Project Site and the facilities thereon and to examine and inspect the Project during normal business hours and upon three days’ prior written notice to the Company. The Company further agrees that the Director and the Director’s duly authorized agents shall have such rights of access to the Project Site and facilities thereon as may be reasonably necessary to provide for the proper maintenance of the Project in the event of failure by the Company to perform its obligations under Sections 3.1 or 5.1 of the Security Agreement.
     SECTION 5.3. Information Concerning Operations. The Company shall furnish to the Director upon request, but not less frequently than the annual financial statements to be furnished pursuant to Section 5.4 hereof, a statement certifying (a) the number of employees employed at the Project Site on the date of delivery of this Agreement; (b) the total number of employees then employed at the Project Site; (c) the number of employees laid off or terminated at the Project Site since the date of delivery of this Agreement; (d) the current number of women and minority employees employed at the Project Site; and (e) and such other employment, economic and statistical data concerning the Project and the Project Site as may reasonably be requested by the Director.
     SECTION 5.4. Affirmative Covenants of the Company. Throughout the Term of this Loan Agreement, the Company shall:
     (a) Taxes and Assessments. Pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the Company, the income of the Company or the property of the Company, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon the any of the property of the Company. Notwithstanding the preceding sentence, the Company may, at the Company’s expense and after prior notice to the Director, by appropriate proceedings diligently prosecuted, contest in good faith the validity or amount of any such taxes, assessments, governmental charges, levies and claims and during the period of contest, and after notice to the Director, may permit the items so contested to remain unpaid. However, if at any time the Director shall notify the Company that, in the opinion of legal counsel satisfactory to the Director, by nonpayment of any such items the lien and security interest created by the Security Documents as to any part of the Project will be materially affected or the Project or any part thereof will be subject to imminent loss or forfeiture, the Company shall promptly pay such taxes, assessments, charges, levies or claims.
     (b) Maintain Existence. Do or cause to be done all things necessary to preserve and keep in ful- force and effect the Company’s existence, the Company’s material rights and franchises.

     (c) Maintain Property. Maintain and keep the Company’s property in good repair, working order and condition, and from time to time make all repairs, renewals and replacements which, in the opinion of the Company, are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this subsection shall prevent the Company from selling or otherwise disposing of any property whenever, in the good faith judgment of the Company, such property is obsolete, worn out, without economic value or unnecessary for the conduct of the business of the Company.
     (d) Maintain Insurance. Keep all of the Company’s insurable property insured against loss or damage by fire and other risks, maintain public liability insurance against claims for personal injury, death, or property damage suffered by others upon, in or about any premises occupied by the Company; and maintain all such workers’ compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the Company may be engaged in business. All insurance for which provision has been made in this subsection shall be maintained against such risks and in at least such amounts as such insurance is usually carried by persons engaged in the same or similar businesses, and, as applicable, with full replacement cost coverage, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that the Company may affect worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accordance with applicable law.
     (e) Furnish Information. The Company shall furnish to the Director:
          (i) Annual Financial Statements. Within one hundred twenty (120) days after the last day of each fiscal year of the Company, the audited annual financial statements of the Company, including the balance sheet the Company at the end of such fiscal year, together with related statements of income and retained earnings (or accumulated deficit) and changes in financial position for such fiscal year, setting forth in comparative form the corresponding figures as at the end of or for the previous fiscal year, all in reasonable detail and all examined by and accompanied by a certificate of, the Company’s independent certified public accountants to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the Company’s financial position at the close of such period and the results of its operations for such period.
          (ii) Quarterly Financial Statements. Within thirty (30) days after the last day of each fiscal quarter of the Company, the compiled quarterly financial statements of the Company, including the balance sheet of the Company at the end of such fiscal quarter, together with related statements of income and retained earnings (or accumulated deficit) and changes in financial position for such fiscal quarter, setting forth in comparative form the corresponding figures as of the end of or for the previous fiscal quarter, all in reasonable detail and all examined by and accompanied by a certificate of the Company’s chief executive officer or chief financial officer to the effect that such financial statements were prepared in accordance in accordance with generally accepted accounting principles consistently applied, and present fairly the Company’s financial position at the close of such period and the results of its operations for such period
          (iii) Certificate; No Default. With the financial reports required to be furnished under this Section, a certificate of the Company’s chief executive officer or chief financial officer stating that (a) no Event of Default has occurred and is continuing and no event or circumstance which could constitute an Event of Default, but for the requirement that notice be given or time elapse or both, has occurred and is continuing, or, if such an Event of Default or such event or circumstance has occurred and is continuing, a statement as to the nature thereof and the action which the Company proposes to take with respect thereto, and that (b) no action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, is pending or threatened, which is likely to materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by this Loan Agreement or would materially and adversely affect its business, operations, assets or condition, all as of the date of such certificate, except as disclosed in such certificate.
     The Company shall also provide to the Director such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company as the Director may reasonably request.
     (f) Deliver Notice. Forthwith upon learning of any of the following, deliver written notice thereof to the Director, describing the same and the steps being taken by the Company with respect thereto:
          (i) the occurrence of an Event of Default or an event or circumstance which would constitute an Event of Default, but for the requirement that notice be given or time elapse or both, or
          (ii) any action, suit or proceeding by the Company or against the Company at law or inequity, or before any governmental instrumentality or agency, instituted or threatened which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by this Loan Agreement, or would materially and adversely affect the Company’s business, operations, properties, assets or condition.
     (g) Inspection Rights. Permit the Director, or any agents or representatives thereof, to examine and make copies of and abstract from the records and books of account of, the Company, visit the properties of the Company, and discuss the general business affairs of the Company with any of its officers, managers or agents.
     (h) Use of State Loan Proceeds. All proceeds of the State Loan shall be used for the payment of Allowable Costs relating to Provision of the Project. No part of any such moneys shall be knowingly paid to or retained by the Company or any partner, manager, member, officer, shareholder, director or employee of the Company as a fee, kick-back or consideration of any type, except for compensation for services rendered and expenses incurred otherwise included in Allowable Costs.
     (i) Job Creation. The Company represents and agrees that the State Loan and the State Assistance will permit the Company to retain an estimated 139 jobs and employment opportunities in the Perrysburg Township in the County of Wood, Ohio and create an estimated 20 jobs and employment opportunities in the Perrysburg Township, County of Wood, Ohio measured as at the date that is the third anniversary of the date of this Loan Agreement; provided, if the Company fails, for reasons other than Market Conditions, to retain and create an aggregate of 159 jobs and employment opportunities as at such third anniversary date, the interest rate on the outstanding balance of the State Loan shall, at the option of the Director, increase to the lesser of the Prime Rate plus 3% per annum or the maximum rate allowed by law.
     (j) Preference for Ohio Goods and Services. The Company will endeavor to purchase goods and services from persons, partnerships and corporations located in the State so long as they are competitive in terms of price, quality and service with other potential suppliers.
     SECTION 5.5. Negative Covenants of the Company. Throughout the Term of this Loan Agreement, the Company shall not, without the prior written consent of the Director:
     (a) Maintain Existence. Sell, transfer or otherwise dispose of all, or substantially all, of the Company’s assets, consolidate with or merge into any other entity, or permit one or more entities to consolidate with or merge into the Company, permit any change in the state, province or other jurisdiction of incorporation of the Company, or change its corporate name; provided, however, that the Company may, without violating the agreement contained in this subsection, consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into the Company, or sell, transfer or otherwise dispose of all, or substantially all, of the Company’s assets and thereafter dissolve if: (i) the written consent of the Director is obtained which consent shall not be unreasonably withheld; (ii) the surviving, resulting or transferee entity, as the case may be, assumes in writing all of the obligations of the Company hereunder (if such surviving, resulting or transferee entity is other than the Company); and (iii) the surviving, resulting or transferee entity, as the case may be, is a corporation duly organized and validly existing under the laws of the State or duly qualified to do business therein, and has a net worth of not less than that of the Company immediately prior to such’ disposition, consolidation or merger, transfer or change of form and, provided further, the Company may change or permit a change in the state, province or other jurisdiction of its incorporation or change its corporate name if it shall deliver written notice of such change to the Director not less than 30 days prior to any such change being made.
     (b) Permit or cause any transfer, issuance, retirement or other transaction, of any shares of the Company including any transfer of interest in the Company’s shareholders, provided, however, the Company shall be permitted to transfer, issue, or retire shares of stock in the following instances: (i) shares of stock may be transferred, issued, or retired without the Director’s prior written consent, pursuant to the terms of an order of a court of competent jurisdiction; or (ii) for any other reason upon the Director’s prior written consent, which consent shall not be unreasonably withheld.
     (c) ERISA. Voluntarily terminate any employee benefit plan or other plan (a “Plan”) maintained for employees of the Company and covered by Title IV of ERISA, so as to result in any material liability of the Company to the Pension Benefit Guaranty Corporation (“PBGC”), enter into any Prohibited Transaction (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, and in ERISA) involving any Plan which results in any material liability of the Company to the PBGC, cause any occurrence of any Reportable Event (as defined in Title IV of ERISA) which results in any material liability of the Company to the PBGC, or allow or suffer to exist any other event or condition which results in any material liability of the Company to the PBGC.
     (d) Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Company’s obligations hereunder or under any instrument or document delivered or to be delivered by the Company hereunder or in connection herewith.

     (e) Sale and Encumbrance of Assets. Pledge, assign, sell-leaseback, hypothecate or in any manner encumber any portion of the Project, except as otherwise expressly permitted by the Loan Documents.
     (f) Removal of Assets. Remove, transfer or transport any portion of the Project from the Project Site, except as otherwise permitted by the Loan Documents.
     (g) Change of Business. Enter into any business which is substantially different from that presently conducted by the Company without the written consent of the Director, which consent will not be unreasonably withheld.
     (h) Suspension of Operations. Suspend or discontinue operation of the Project.
     SECTION 5.6. Mechanics’ and Other Liens. Suffer or permit any mechanics’ or other liens to be filed or exist against the Project nor any part thereof, by reason of work, labor, services, or materials supplied or claimed to have been supplied to, for or in connection with the Project or any part thereof or to the Company or anyone holding the Project or any part thereof through or under the Company. If any such liens shall at any time be filed, the Company shall, within one hundred twenty days after notice of the filing thereof but subject to the right to contest hereinafter set forth, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If the Company shall fail to cause such lien to be discharged, or to contest the validity or amount thereof, within the period aforesaid, then, in addition to any other right or remedy of the Director, the Director may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding. Any amount paid by the Director shall be reimbursed by the Company to the Director on demand, and if not so reimbursed on demand shall be paid by the Company with interest thereof at the Interest Rate for Advances from the date of payment by the Director, which amounts the Company agrees to pay. Nothing in this Section shall require the Company to pay or discharge any such lien so long as the validity thereof shall be contested in good faith and by appropriate legal proceedings, provided that the Company shall have delivered to the Director an opinion of counsel, selected by the Company and acceptable to the Director, to the effect that nonpayment of any such lien during the pendency of such contest will not adversely affect the Company’s right, title or interest in the Project.
     SECTION 5.7. Assignment, Sale or Lease by the Company. Except as otherwise permitted by Section 5.5(a) hereof, the Company shall not assign this Loan Agreement in whole or in part, sell or lease the Project in whole or in part or grant the right to occupy or use the Project, or any part thereof, without the prior written consent of the Director.
(End of Article V)

ARTICLE VI

          (i) Failure by the Company to meet the Company’s minimum funding requirements under Section 301 et seq. of ERISA, with respect to any of its Plans.
     The foregoing provisions of subsection (c) only of this Section are subject to the following limitations: if by reason of Force Majeure the Company is unable in whole or in part to perform or observe the Company’s obligations under this Loan Agreement, other than the Company’s obligation to make payments required hereunder, the Company shall not be deemed in default during the continuance of inability, including a reasonable time for the removal of the effect thereof.
     The Company shall promptly give notice to the Director of the existence of an event of Force Majeure and shall use the Company’s best efforts to remove the effect thereof; provided, that the settlement of strikes or other industrial disturbances shall be entirely within the reasonable business discretion of the Company.
     SECTION 6.2. Remedies. If an Event of Default shall have occurred and be continuing, the Director, at any time, at the Director’s election, may exercise any or all or any combination of the remedies conferred upon or reserved to the Director under this Loan Agreement, any of the other Loan Documents or any instrument or document collateral thereto, or now, or hereafter existing at law, or in equity or by statute. Subject to the foregoing, any or all of the following remedies may be exercised:
     (a) If any portion of the State Loan has not been disbursed, termination of any and all the Director’s obligations under this Loan Agreement and the Commitment;
     (b) Declaration that the entire unpaid balance of all amounts owed to the Director are immediately due and payable, whereupon the same shall become immediately due and payable, without notice or demand, such notice or demand being expressly waived by the Company;
     (c) Exercise of all or any rights and remedies as the Director may have under this Loan Agreement, the Note, the Security Agreement, or any of the other Loan Documents or instrument or document collateral thereto;
     (d) Inspect, examine and copy the books, records, accounts and financial data of the Company; or
     (e) Exercise any rights, remedies and powers the Director may have at law or in equity as may appear necessary or desirable to collect all amounts then due and thereafter to become due under this Agreement or any instrument or document collateral thereto or to enforce the performance and observance of any other obligation, agreement or covenant of the Company under this Agreement, including without limitation, as a secured party under the Commercial Code (as defined in the other Loan Documents) or similar laws in effect.
     Any amounts collected pursuant to action taken under this Section shall be applied to all amounts payable under this Agreement, and, if all such amount have been fully paid, as directed by the Company. .
     SECTION 6.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Director by this Loan Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement and any instrument or document collateral thereto or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Director to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly provided for herein or required by law.
     SECTION 6.4. Agreement to Pay Attorneys’ Fees and Expenses. If an Event of Default shall occur and the Director shall incur expenses, including reasonable attorneys fees, in, connection with the enforcement of this Loan Agreement, any of the other Loan Documents or any instrument or document collateral thereto or the collection of sums due thereunder, the Company shall reimburse the Director for the expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances, shall, to the extent permitted by law, constitute additional indebtedness secured hereby and by the Security Agreement, and in any action brought to collect such indebtedness, the Director shall be entitled to seek the recovery of such expenses in such action.
     SECTION 6.5. No Additional Waiver Implied by One Waiver. No failure by the Director to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of the Director’s right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.
     SECTION 6.6. Waiver of Appraisement, Valuation, Etc. In the event the Company should default under any of the provisions of this Loan Agreement, the Company agrees to waive, to the extent it may lawfully do so, the benefit of all appraisement, valuation, stay, extension or redemption laws now or hereafter in force, and all right of appraisement and redemption to which it may be entitled.
(End of Article VI)

ARTICLE VII
Miscellaneous
     SECTION 7.1. Termination of Agreement. This Loan Agreement shall be in full force and effect from the date hereof until the end of the Loan Term, at which time the obligations of the Director and the Company hereunder shall terminate, provided that any obligations of the Company with respect to the payment of costs and expenses under this Loan Agreement shall survive such termination and continue in effect until such costs and expenses are paid.
     SECTION 7.2. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed sufficiently given upon the earlier of (a) three days after deposit in the U.S. Mail, registered or certified mail, postage prepaid, addressed to the recipient at the appropriate Notice Address, or (b) actual receipt. The Company or the Director may, by notice given hereunder, change a Notice Address or designate any further addresses to which subsequent notices, certificates, requests or other communications shall be sent.
     SECTION 7.3. Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding upon the Director, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 5.7 hereof, and subject to the further limitations, as set forth on page 1 of this Loan Agreement, that any obligation of the Director created by or arising out of this Loan Agreement shall not be a general debt of the Director or the State but shall be payable solely out of the proceeds derived from this Loan Agreement.
     SECTION 7.4. Extent of Covenants of the Director; No Personal Liability. All covenants, stipulations, obligations and agreements of the Director contained in this Loan Agreement shall be effective to the extent authorized and permitted by applicable law. No such covenant, stipulation, obligation or agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future Director in other than such Director’s official capacity acting pursuant to the Act.
     SECTION 7.5. Amendments, Changes and Modifications. This Loan Agreement may not be amended, or supplemented except by an instrument in writing executed by the Director and the Company.
     SECTION 7.6. Execution Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.
     SECTION 7.7. Severability. If any provision of this Loan Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be or unenforceable, such determination shall not affect any other, provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable, provision, covenant, obligation or agreement were not contained herein. Such invalidity or unenforceability shall not effect any valid or enforceable application thereof and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     SECTION 7.8. Captions. The captions or headings in this Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Loan Agreement.
     SECTION 7.9. Governing Law. This Loan Agreement shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of the State of Ohio.
(End of Article VII)

     In witness whereof, the Director and the Company have caused this Loan Agreement to be executed in their respective names by their duly authorized officers, all as of the date first above written.

Director of Development of the State of Ohio, Acting on Behalf of the State

By:

Marlo Tannous, Chief Counsel

First Solar, LLC, a Delaware limited liability company

By:

Exhibit A
Form of Cognovit Promissory Note

$5,000,000	December ___, 2003
For value received, First Solar, LLC, a Delaware limited liability company (the “Company”), promises to pay to the order of THE DIRECTOR OF DEVELOPMENT OF THE STATE OF OHIO (the “Director”), acting on behalf of the State of Ohio, at 77 South High Street, Columbus, Ohio 43266-0101, or at such other address as may be designated in writing by the Director, the principal sum of Five Million Dollars ($5,000,000), or such lesser amount of the State Loan Amount, as defined in the Loan Agreement by and between the Director and the Company, dated as of December 1, 2003. (the “Loan Agreement”) as has been advanced pursuant to the Loan Agreement, with interest on the amount of principal from time to time outstanding from the respective Disbursement Date (as defined in the Loan Agreement), as follows: (a) during the period from the first day of the first month following the initial Disbursement Date, through the last day of the twelfth month following the initial Disbursement Date, at the rate of 0%. per annum, (b) during the period from the first day of the thirteenth month following the initial Disbursement Date through the last day of the thirty-sixth month following the initial Disbursement Date, at the rate of 1% per annum, (c) during the period from the first day of the thirty-seventh month following the initial Disbursement Date through the last day of the sixtieth month following the initial Disbursement Date, at the rate of 2% per annum, and (d) thereafter until paid, at the rate of 3% per annum, and in each case, plus a monthly service fee equal to one-twelfth (1/12) of one-fourth (1/4) of one percent (1%) of the principal balance from time to time outstanding under this Note. Interest and the monthly service fee on this Note shall be paid monthly in arrears commencing on the first day of the thirteenth month following the initial Disbursement Date and continuing on the first day of each calendar month thereafter and ending on the first day of the. month which is not more than eighty-four. months nor less than eighty three months after the initial Disbursement date (the “Maturity Date”).
     The outstanding principal of this Note shall be paid in consecutive monthly installments commencing on the first day of the thirty-seventh month after the initial Disbursement Date and continuing on the first day of every month thereafter and ending on the Maturity Date when any remaining unpaid principal balance and accrued interest shall be due and payable in a single balloon payment. The amount of each consecutive monthly installment will be in an amount, as calculated by the Director, that would be equal to the principal due monthly on a fixed rate loan in the principal amount, amortized over seven (7) years at the interest rates set forth above.
     All payments hereunder shall be made through an automated clearinghouse pre-authorized payment.
     This Note does not of itself constitute a commitment by the Director to make any disbursement of the State Loan (as defined in the Loan Agreement) to the Company. The conditions for making such a disbursement are set forth in the Loan Agreement. The disbursements made by the Director to the Company shall not exceed the face amount of this Note and the total amount of such disbursement is limited by and subject to the conditions for making disbursement of the State Loan as set forth in the Loan Agreement.
     The annual rate of interest stated herein shall apply to a 360-day period and amounts of interest due hereunder shall be computed upon the basis of 30-day months. Installments of principal, interest and monthly service fee shall be applied first to monthly service fee, then to interest as provided herein and the balance to principal due hereunder.
     The Company may prepay all or any portion of the principal sum hereof at any time without penalty. All such prepayments shall be applied to the payment of the principal installments due hereon in the inverse order of their maturity, and shall be accompanied by the payment of accrued interest and monthly service fee on the amount of the prepayment to the date thereof.
     The payment of this Note and all interest and monthly service fee hereon is secured by the Security Agreement (the “Security. Agreement”), by and between the Company and the Director, dated as of December 1, 2003, providing the Director with the first lien and security interest on the Project, together with UCC Financing Statements and any documents collateral to the Security Agreement (the “Security Documents”). The covenants, conditions and agreements contained in the Loan Agreement and the Security Documents are hereby made a part of this Note.
     If default be made in the payment of any installment of principal, interest and monthly service fee, under this Note when any such payment shall have become due and payable, or if an “Event of Default,” as defined in the Loan Agreement, shall have occurred and be continuing, then, at the option of the Director, the entire principal sum payable hereunder and all interest and monthly service fee accrued thereon shall become due and payable at once, without demand or notice.
     For the period during which a default shall exist in the payment of any installment of principal, interest and monthly service fee due and payable hereunder, whether by acceleration or otherwise, a late charge equal to five percent (5%) of each such installment shall be assessed, in addition to all other slims due hereunder, for each month during which the default exists.
     If any provision hereof is in conflict with any statute or rule of law of the State of Ohio or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed separable from and shall not invalidate any other provision of this Note.
     If this Note is placed in an attorney’s hands for collection, or collected by suit or through the bankruptcy or probate, or any other court, either before or after maturity, there shall be paid to the holder of this Note reasonable attorney fees, costs and other expenses incurred by the holder in enforcing the terms of this Note.
     The undersigned hereby authorizes any attorney-at-law to appear in any court of record situated in Franklin County in the State of Ohio, or elsewhere, where the undersigned has its principal place of business, signed this Note, or can be found, after the obligation evidenced hereby, or any part thereof becomes due and is unpaid, and waives the issuance and service of process and confesses judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with the costs of the suit, and thereupon to release all errors and waive all rights to appeal and stay of execution.
     This Note is executed in Franklin County, Ohio and shall be’ construed in accordance with the laws of the State of Ohio.
WARNING: BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY

BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE, AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH. THE AGREEMENT OR ANY CAUSE (Section 2323.13, Ohio Revised Code).

FIRST SOLAR, LLC, a Delaware limited liability company

By:

Exhibit B
(Project Equipment)

Line	Capital Item	Current Estimate
1	Mettallizer Equipment	$4,251,247
2	Edge Delete (Sandblast) Equipment	260,094
3	Tack Dry Oven	24,000
4	Etch Station I	5,000
5	Etch Station II	75,289
6	Post Metal Heat Treat Oven	65,000
7	Laser #2 Rebuild	129,700
8	Laser #1 Rebuild	129,700
9	Laser #3 Rebuild	214,700
10	Laser Measurement System	87,475
11	Semiconductor Coating Machine/System	4,365,900
12	CdC12 Application Equipment	44,038
13	CdC12 Furnace	625,000
14	Edge Grinder	164,950
15	Plate Washer	75,291
16	Plate Polisher	272,908
17	Conveyors	34,348
18	Spare Parts	49,496
19	Sierra Therm Injector for C24	124,676
20	Intentionally omitted	0
21	Gen II Bussing/lamination system	2,184,477
22	Mold Tool for Cord Plate	12,735
23	Rail Tooling for Ground Stamp	7,820
24	Framing Tooling	49,000
25	Backside Polisher/Washer	10,000
26	Cord Plate Automation System	250,000
27	Air Compressors	84,193
28	General Facilities/small equipment #1	102,893
29	RO/DI Water System	78,148
30	Waste Treatment System	538,000
31	General Facilities/small equipment #2	159,807
32	Electrical Power/Distribution Equipment	286,424
33	Maintenance Tooling	34,238
34	Intentionally omitted	0
35	Forklift	22,328
36	Intentionally omitted	0
37	Safety Mods to Light Soak	10,966
38	Intentionally omitted	0
39	Retrofit / Repair for Recycling	10,000
40	Buffer Accumulators/material handling equipment	535,000
41	Other misc. facilities and machines	532,000
	Total	$15,906,841

B-1

Exhibit C
(Project Site)

C-1

EXHIBIT A
PARCEL I:
A parcel of land being part of Block 7 in Cedar Business Center Plat 3, a plat of record situated in Perrysburg Township, Wood County, Ohio, as recorded in Volume 22 of Plats, page 163, Wood County, Ohio Records, said parcel of land being bounded and described as follows (all iron rods set mentioned in this description are 1/2-inch diameter topped with a surveyor’s cap numbered 5416):
Commencing at a 1 inch diameter iron pipe with a surveyor’s cap numbered 5416 found at the intersection of the westerly right-of-way line of Cedar Park boulevard and the northeasterly line of said Cedar Business Center Plat 3 (said northeasterly line of Cedar Business Center Plat 3 also being the southwesterly line of Cedar business Center Plat 2, a Subdivision in Perrysburg Township as recorded in Volume 21 of Plats, page 665, Wood County, Ohio records):
Thence north 63 degrees, 37 minutes, 05 seconds west along the northeasterly line of Cedar business Center Plat 3, a distance of 1243.46 feet to a found 3/4 inch diameter iron pipe with a surveyor’s cap numbered 5416 also being the point of beginning for the hereinafter described parcel, said point of beginning also being the northeasterly corner of a parcel of land recorded in Volume 749 of Deeds, page 89, Wood County, Ohio records.
Thence south 63 degrees, 37 minutes, 05 seconds east along the northeasterly line of Cedar business Center Plat 3, a distance. of 150.00 feet to an iron rod set, thence south 26 degrees, 22 minutes, 55 seconds west, a distance of 686.91 feet to an iron rod set on the northeasterly right-of-way line of Cedar Park Boulevard, thence westerly along the northeasterly right-of-way line of Cedar Park Boulevard (cul de sac) and being along a curve to the left having a radius of 65.00 feet for an arc distance of 103.73 feet to an iron rod set, said arc subtending a central angle of 91 degrees, 25 minutes, 50 seconds said last. described curve having a chord bearing of north 74 degrees, 05 minutes, 22 seconds west and a chord distance of 93.06 feet said last described point also being the southeasterly corner of said parcel of land recorded in volume 749 of Deeds, page 89.
Thence north 29 degrees, 48 minutes, 17 seconds west along a line that is radial to the last described curve and also being along a line of said parcel of land recorded in Volume 749 of Deeds, page 89, a distance of 70.39 feet to an iron rod set; thence north 26 degrees, 22 minutes, 55 seconds east along the southeasterly line of said parcel of land recorded in Volume 749 of Deeds, page 89, a distance of 664.66 feet to the point of beginning.
Containing 2.351 acres of land, more or less, but subject to legal highways and subject to al legal easements, restrictions, leases of record and of records in respective utility offices and other conveyances, if any.

PARCEL II:
A parcel of land being in part of Block 7 in Cedar Business Center Plat 3, a plat of record recorded in Volume 22 of Plats, page 163, situated in Perrysburg Township, Wood County, Ohio, said parcel of land being bounded and described as follows (all iron pipes set mentioned in this description are 3/4 inch diameter topped with a surveyor’s cap numbered 5416);
Commencing at a 1 inch diameter iron pipe found at the intersection of the westerly right-of-way line of Cedar Park Boulevard and the northeasterly line of said Cedar business Center Plat 3 (said northeasterly line of Cedar Business Center Plat 3 also being the southwesterly line of Cedar business Center Plat Two, a subdivision in Perrysburg Township as recorded in Volume 21 of Plats, page 665, Wood County, Ohio Records); thence north 63 degrees, 37 minutes, 5 seconds west along the northeasterly line of Cedar Business Center Plat 3, a distance of 1,243.46 feet to an iron pipe set, also being the point of beginning for the hereinafter described parcel; thence south 26 degrees, 22 minutes, 55 seconds west, a distance of 664.66 feet to an iron rod set; thence south 29 degrees, 48 minutes, 17 seconds east, a distance of 70.39 feet to an iron pipe set on the northerly right of way line of Cedar Park boulevard (at the cul-de-sac with a radius of 65 feet), said last described course also being radial to the said right of way line; thence along a curve to the left having a radius of 65 feet and being along the northerly right of way line of Cedar Park Boulevard, for an arc distance of 82.08 feet to an iron pipe set, said arc subtending a central angle of 72 degrees, 21 minutes, 16 seconds, said last described curve having a chord bearing of south 24 degrees, 1 minute, 5 seconds west and a chord distance of 76.74 feet; thence north 63 degrees, 37 minutes, 5 seconds west a distance of 447.52 feet to an iron pipe set on the northwesterly line of said Cedar Business Center PIat 3; thence north 21 degrees, 43 minutes, 16 seconds east along the northwesterly line of said Cedar Business Center Plat 3, a distance of 783.09 feet to a 6 inch diameter concrete monument found at the most northerly corner of said Cedar business Center Plat 3; thence south 63 degrees, 37 minutes, 6 seconds east along the northeasterly line of said Cedar Business Center Plat 3, a distance of 449.50 feet to the point of beginning.
Containing 7.601 acres of land, more or less. Subject to legal highway.

Exhibit D
DISBURSEMENT REQUEST FORM
STATEMENT NO. ____ REQUESTING DISBURSEMENT OF PROCEEDS
OF THE STATE LOAN PURSUANT TO
THE LOAN AGREEMENT DATED AS OF
DECEMBER 1, 2003 BETWEEN THE DIRECTOR OF DEVELOPMENT
OF THE STATE OF OHIO AND FIRST SOLAR, LLC
     Pursuant to Section 3.7 of the Loan Agreement (“Agreement”) between the Director of Development of the State of Ohio and First Solar, LLC, a Delaware limited liability company (the “Company”), dated as of December 1, 2003, the undersigned Authorized Company Representative hereby requests the Director, to pay to the Company or to the person(s) listed on Exhibit A hereto out of the proceeds of the State Loan, the aggregate sum of $___to pay said person(s) or to reimburse the Company as indicated on Exhibit A, for a portion of the advances, payments and expenditures made by it in connection with the items listed in Exhibit A, which is incorporated herein by reference. All capitalized terms used herein and not otherwise defined herein shall have not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
     The undersigned hereby certifies that:
(1)	Each item for which payment is requested hereunder (an “Item”) is an Allowable Cost properly payable out of the proceeds of the State Loan in accordance with the terms and conditions of the Agreement, and none of the Items has formed the basis for any payment heretofore made under the Agreement;

(2)	Each Item is necessary in connection with the Project, as defined in the Agreement;

(3)	The Company paid for each Item during the period from August 1, 2002 through June 30, 2005; and

(4)	The amount for which payment is requested is equal to fifty percent (50%) of the aggregate amount of Allowable Costs for such Item(s) and the aggregate amount of the Allowable Costs for which payment is requested is greater than the lesser of $2,000,000 or twice the remaining proceeds of the State Loan available for disbursement.

Date: , 200	First Solar, LLC

By:

Authorized Company Representative
Approved: Director of Development of the State of Ohio

By:	Date: , 200

D-1

SCHEDULE 1

1.	a.	Principal Place of Affairs of the Company:

First Solar, LLC
28101 Cedar Park Blvd.
Perrysburg, Ohio 43551

	b.	Chief Executive Office of the Company:

First Solar, LLC
4050 E Cotton Center Blvd.
Bldg. 6, Suite 68
Phoenix, AZ 85040

	c.	Location of Project:

First Solar, LLC
28101 Cedar Park Blvd.
Perrysburg, Ohio 43551

	d.	Locations of the Company’s Registered Offices, Agents, Other Offices and Places of its Affairs from December 1, 1998 to the Date Hereof:

		First Solar, LLC	First Solar, LLC
		28101 Cedar Park Blvd.	4050 E Cotton Center Blvd.
		Perrysburg, OH 43551	Bldg. 6, Suite 68
Phoenix, AZ 85040

		First Solar, LLC	@ Solar Cells, Inc.
		12900 Eckel Junction Rd	First Solar, LLC
		Perrysburg, OH 43551	1702 N Westwood
Toledo, OH 43607

@ Discontinued operations at this location in the year 2000.

	e.	Trade Names, Assumed Names, Fictitious Names and Other Names Used by the Company from December 1, 1998 to the Date Hereof: None.

	f.	State and Type of Organization of the Company:

		First Solar, LLC	Delaware Limited Liability Company
		Solar Cells, Inc.	Ohio Corporation

	g.	Tax ID Number of the Company:
First Solar, LLC 86-0941329